EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements (Nos. 333-21299, 333-21301, 333-21303, 333-21305, 333-2815, and 333-63094) on Form S-8 and S-3 of Hibbett Sporting Goods, Inc. of our report dated September 27, 2002, with respect to the statement of net assets available for benefits of Hibbett Sporting Goods, Inc. Employee Stock Purchase Plan as of June 30, 2002, and the related statement of changes in net assets for the year then ended which report appears in the Form 11-K of Hibbett Sporting Goods, Inc. herein.

KPMG LLP
Birmingham, Alabama
September 27, 2002